Exhibit 10 (b)




                                      April 28, 1998



             [NAME]
             [ADDRESS]


             Dear _____:

                  The Board of Directors (the "Board") of the Company and
             the Compensation Committee (the "Committee") of the Board have determined that it is in the best interests of the Company and its shareholders for the Company to make the following arrangements with you. These arrangements provide for compensation to be paid to you in the event you should leave the employment of the Company under the circumstances described in this letter.

                                   *   *   *   *   *

             1. Background. The Board and the Committee recognize that it is of the utmost importance to the Company to provide for continuity of management and its uninterrupted attention and dedication to the affairs of the Company. Recent experience has indicated that certain acquisitions or sales of assets or capital stock of a company are unsettling to the management of a corporation. Therefore, these arrangements are being made to help assure the continuing dedication by you to your duties to the Company notwithstanding the occurrence of such acquisitions or sales of assets or capital stock of the Company.

                  In particular, the Board believes it is important, should the Company receive such proposals or contemplate such actions, to enable you, without being influenced by the uncertainties of your own situation, to assess such proposals or actions and advise the Board whether they are in the best interests of the Company and its shareholders and to take such other action regarding such actions or proposals as the Board may determine to be appropriate. The Board also wishes to demonstrate to its management personnel that the Company is concerned with their welfare and intends to see that they are treated fairly.

                  In view of the foregoing, and in consideration of your continued employment with the Company, the Company agrees with you as follows:

                       Definitions.    As  used in  this  Agreement,  the
                       following terms will have the meanings described below:

                       a) "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 1 of the Current Report on Form 8-K as in effect on April 28, 1998 pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Act"), provided, that, without limitation, a Change in Control shall be deemed to have occurred if:

                            i) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Act), other than:

                                 a)   the Company,

                                 b)   any Person  who on the  date hereof
                                      is a  Employee  or officer  of  the
                                      Company, or

                                 c)   a  trustee   or  fiduciary  holding
                                      securities   under   an    employee
                                      benefit plan of the Company,

                            ii) is or becomes the "beneficial owner," (as defined in Rule 13-d3 under the
                                 Act),   directly   or   indirectly,   of
                                 securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; or

                            iii) during  any  period  of two  consecutive
                                 years during the term of this Agreement, individuals who at the beginning of such period constitute the board of Employees of the Company cease for any reason to constitute at least a majority thereof, unless the election of each Employee who was not a Employee at the beginning of such period has been approved in advance by Employees representing at least two-thirds of the Employees then in office who were Employees at the beginning of the period; or

                            iv)  the shareholders of the Company approve:
                                 (A)  a plan  of complete  liquidation of
                                 the Company; or (B) an agreement for the
                                 sale   or   disposition   of    all   or
                                 substantially   all  of   the  Company's
                                 assets; or (C) a  merger, consolidation,
                                 or reorganization of the Company with or
                                 involving  any other  corporation, other
                                 than   a   merger,   consolidation,   or
                                 reorganization that would result  in the
                                 voting   securities   of   the   Company
                                 outstanding  immediately  prior  thereto
                                 continuing   to  represent   (either  by
                                 remaining   outstanding   or  by   being
                                 converted into voting securities  of the
                                 surviving   entity),   at  least   fifty
                                 percent  (50%)  of  the combined  voting
                                 power  of the  voting securities  of the
                                 Company  (or the surviving entity, or an
                                 entity   which  as  a   result  of  such
                                 transaction owns the  Company or all  or
                                 substantially   all  of   the  Company's
                                 assets either directly or through one or
                                 more      subsidiaries)      outstanding
                                 immediately    after     such    merger,
                                 consolidation, or reorganization.

                       b) "Constructive Termination" will mean the occurrence of any of the following events (provided that you have not agreed in writing that any of these events will apply to you):

                            i) the Company requires you to assume any duties inconsistent with, or the Company makes a significant diminution or reduction in the nature or scope of your authority or duties from, those assigned to or held by you on the date of this Agreement;

                            ii)  a  material  reduction  in  your  annual
                                 salary    or    incentive   compensation
                                 opportunities;

                            iii) a  relocation of your site of employment
                                 to a location more than 50 miles from your site of employment on the date of this Agreement;

                            iv) the Company fails to provide you with a reasonable number of paid vacation days at least equal to the number of paid vacation days to which you were entitled in the last full calendar year prior to the execution of this Agreement;

                            v) the Company fails to provide you with substantially the same fringe benefits that were provided to you immediately prior to the date of this Agreement, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to the execution of this Agreement, is substantially at least as beneficial to you in all material respects as such prior fringe benefits taken as a whole; or

                            vi) a successor of the Company does not assume the Company's obligations under this Agreement, expressly or as a matter of law.

                            vii) Notwithstanding   the   foregoing,    no
                                 Constructive Termination  will be deemed
                                 to  have  occurred  under  any   of  the
                                 following circumstances:

                                 a)   You will have consented  in writing
                                      or  given a  written waiver  to the
                                      occurrence  of  any  of the  events
                                      enumerated  in clauses  (i) through
                                      (vi) above;

                                 b)   You  will have  failed to  give the
                                      Company written notice stating your
                                      intention  to   claim  Constructive
                                      Termination and the basis  for that
                                      claim at least  10 days in  advance
                                      of  the  effective   date  of   the
                                      resignation; or

                                 c)   The     event    constituting     a
                                      Constructive  Termination has  been
                                      cured  or  reserved by  the Company
                                      prior to the effective date of your
                                      resignation.

                       c)   "Retirement Plan" will mean The West Company,
                            Incorporated Employees   Retirement Plan, and
                            any successor plan thereto.

                       d) "Savings/Deferred Comp Plan" will mean The West Company Salaried Employees Savings Plan, The West Company Non-Qualified Deferred Compensation Plan for Designated Executive Officers and any other similar plan established from time to time that may allow executive officers to defer taxation of compensation.

             3. Termination following a Change in Control. You will be entitled to the benefits specified in Section 4 if, at any time within two years after a Change in Control has occurred, your employment by the Company is terminated

                  a) by the Company, other than by reason of death, disability, continuous willful misconduct to the detriment of the Company, or retirement at your normal retirement date under the Retirement Plan, or

                  b) as a result of your resignation within 30 days following your Constructive Termination. You will not be entitled to the benefits specified in
                       Section 4 if your employment terminates for any other reason (including your voluntary resignation after a Change in Control but without a Constructive Termination) or if, at any time thereafter, you are in breach of any of your obligations under this Agreement.

             4. Benefits Payable upon Termination of Employment. Upon termination of employment as set forth in Section 3, you will be entitled to the following benefits:

                  a) Severance Compensation. You will be entitled to severance compensation in an amount equal to three times the sum of

                       i) your highest annual base salary rate in effect during the year of the termination of your employment, plus

                       ii) the annual bonus paid or payable for the fiscal year immediately preceding a Change in Control or upon the termination of your employment (whichever amount is greater);

                  provided, however, that if at any time before the third anniversary of the termination of your employment, you either (x) elect retirement under the Retirement Plan, or (y) could have been compelled to retire under the Retirement Plan if you had remained employed by the Company, your severance compensation under this paragraph 4(a) will be reduced by an amount equal to the product obtained by multiplying such severance compensation by a fraction of the numerator of which is the number of days elapsed from the date of termination of your employment until the date on which either of the events described in clauses (x) or (y) first occurs, and the denominator of which is 1095.

                  The severance compensation paid hereunder will not be reduced to the extent of any other compensation for your services which you receive or are entitled to receive from any other employment consistent with the terms of this Agreement.

                  b)   Equivalent  of  Vested Savings/Deferred  Comp Plan
                       Benefit.    The  Company   will  pay  to  you  the
                       difference, if any, between

                       i) the benefit you would be entitled to receive under the Savings/Deferred Comp Plan if the Company's contributions to the Savings/Deferred Comp Plan were fully vested upon the termination of your employment and

                       ii) the benefit you are entitled to receive under the terms of the Savings/Deferred Comp Plan upon termination of your employment.

                  Any such benefit will be payable at such time and in such manner as benefits are payable to you under the Savings/Deferred Comp Plan.

                  c)   Unvested  Shares.   All  shares  of the  Company s
                       stock awarded to you pursuant to any Company benefit plan, but which are unvested, will vest immediately upon termination of your employment. The provisions of this Section 4c. will supersede the terms of any stock award made to you under any such plan to the extent there is an inconsistency between the two.

                  d) Employee and Executive Benefits. You will be entitled to a continuation of all hospital, major medical, medical, dental, life and other insurance benefits not otherwise addressed in this Agreement in the same manner and amount to which you were entitled on the date of a Change in Control or on the date of Constructive Termination of your employment (whichever benefits are more favorable to you) until the earlier of

                       i) a period of 36 months after termination of your employment,

                       ii)  your retirement under the Retirement Plan, or

                       iii) your  eligibility for similar benefits with a
                            new employer

                  Assistance in finding new employment will be made available to you by the Company if you so request. Upon termination of your employment, Company cars must be returned to the Company.

                  e) Certain Reduction of Payments. It is possible that if you were to receive the full amount of the payments or benefits described in the previous paragraphs of this Section 4, some of those payments or benefits could be subject to a "golden parachute" excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax").

                       Furthermore, such payments or benefits could cause other payments made or benefits provided to you outside this Agreement to be subject to the Excise Tax. Because payments or benefits subject to the Excise Tax are not deductible by the Company, paying benefits subject to the Excise Tax can substantially reduce the benefits you actually receive while increasing the cost of those benefits.

                       Accordingly, any payments or other benefits to which you become entitled because of a Change in Control, whether under this Agreement or otherwise, will be reduced, but only to the extent necessary to insure that none of those payments is an "excess parachute payment" within the meaning of Section 280G(b) of the Internal Revenue Code. The amount of any necessary reduction will be determined by the accounting firm that was the Company's independent auditors immediately prior to a Change in Control (or in default thereof, an accounting firm mutually agreed upon by the Company and you), within 15 days after your termination of employment. All determinations by the accounting firm will be binding on you and the Company.

                       Any such reduction will be made (i) first to payments of severance compensation under Section 4(a) made at the most distant point in time following your termination of employment, and (ii) then, to the extent practicable, to other payments or benefits (whether or not under this Agreement) made at the most distant point in time following your termination of employment. Only payments or benefits that would otherwise be subject to the Excise Tax will be reduced.

                       The costs of the accounting firm's supplying the calculations and determinations described in this
                       Section 4(e) will be borne solely by the Company.

             5. Payment of Severance Compensation. The severance compensation set forth in Section 4a. will be payable in 36 equal monthly installments commencing on the first day of the month following the month in which your employment terminates. However, you may elect in writing, in accordance with the provisions of this Section, to receive your severance compensation in a lump sum at a later time or in installments in amounts and at times elected by you, but your election will not entitle you to receive severance compensation sooner than permitted by the preceding sentence.

                  You must elect to receive amounts in installments or to defer payments by filing a written election with the Company. Such election must specify the time at which payments are to be made and the amounts of such payments. Your election to receive installment payments or to defer payments will not be valid unless it is made prior to the time you are entitled to receive any payments under this Agreement. The last such election in effect on the day before a termination of employment will be controlling. No election may be made on or after termination of employment.

                  The payment of deferred amounts must commence no earlier than the first business day of the calendar year following the termination of your employment and no later than the third calendar year following the attainment of normal retirement age under the Retirement Plan.

             6. Non-Disclosure and Confidentiality. You agree that you will keep secret and maintain in confidence all confidential information of the Company and will not use such information other than for the Company's benefit or disclose such information to anyone outside of the Company, either during or after your employment with the Company.

                  You also will promptly deliver to the Company on the termination of your employment with the Company, or at any time the Company requests, all memoranda, notes, records and other documents (and all copies thereof) relating to the Company's business or confidential matters which you then have or control.

                  All inventions, improvements, new ideas and techniques which relate to the Company's business which you make or conceive during your employment with the Company or within six months thereafter will be the Company's property. Without additional compensation to you, you will promptly inform the Company of such inventions, improvements, ideas and techniques, and will assist the Company in preserving them and will not disclose them to anyone else without the Company's consent.

                  You understand that, as used in this Section, the term "confidential information of the Company" includes all information of a technical, commercial or other nature of or about the Company (such as formulae, trade secrets, customer lists and know-how) not made available to the general public.

             7. Legal Fees. The Company will pay all legal fees and expenses which you may incur as a result of the Company's contesting the validity or enforceability of this Agreement.

             8. Payments Final. In the event of a termination of your employment under the circumstances described in this Agreement, the arrangements provided for by this Agreement, or any other agreement between the Company and you in effect at that time and by any other applicable plan of the Company in which you then participate will constitute the entire obligation of the Company to you, and performance of that obligation will constitute full settlement of any claim that you might otherwise assert against the Company on account of such termination.

                  The Company's obligation to pay you under this Agreement will be absolute and unconditional and will not be affected by any circumstance, including without limitation, any set-off, counterclaim, defense or other rights the Company may have against you or anyone else as long as you are not in beach of your obligations under this Agreement.

             9. Non-Competition. In view of the importance to the Company of your continued employment and the harm that the Company would suffer if a competitor obtained your services, you will not, during the term of your employment by the Company and for a period of one year thereafter, whether or not a Change in Control occurs, directly or indirectly, either alone or with others, own, manage, operate, or control any business, or be employed by any company in that part of its business, which directly or indirectly competes with the Company, its subsidiaries or affiliates in any part of the United States.

                  The foregoing will not prevent your owning any security registered under the Securities Exchange Act of 1934. It is understood that a business competes with the Company if it manufactures competitive products for itself or for sale to others.

             10. Duration of Agreement. This Agreement may not be terminated by either party, except that (a) this Agreement may be terminated at any time by the mutual written consent of you and the Company, and (b) the Company may also terminate this Agreement at the end of each successive two-year period commencing on the date of this Agreement. The Company may terminate this Agreement under clause (b) of this Section 10 by giving you written notice at least one year in advance of such termination, except that such termination and written notice will not be effective unless you will be employed by the Company on the termination date.

             11.  Miscellaneous.

                  a) In consideration for the benefit of having the protection afforded by this Agreement, you agree that the provisions of Sections 6 and 9 of this Agreement apply to you, and you will be bound by them, whether or not a Change in Control occurs or you actually receive the benefits specified in
                       Section 4.

                  b) This Agreement will be binding upon and inure to the benefit of you, your personal representatives and heirs and the Company and any successor of the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by you.

                  c) The invalidity or unenforceability in any respect of any provision of this Agreement will not affect the validity or enforceability of such provision in any other respect or the validity or enforceability of any other provision.

                  d) This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.
                  e) This Agreement will constitute the entire agreement and understanding between the Company and you with respect to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings between the Company and you with respect to such matters.

             12. This Agreement amends, restates and supersedes the agreement between you and the Company dated as of _________ , (the Prior Agreement ), and the Prior Agreement shall be null and void and have no further effect.

                  If  you are in agreement with  the foregoing, please so
             indicate by signing and returning to the Company the enclosed copy of this letter, whereupon this letter will constitute a binding agreement between you and the Company and our mutual intention to be legally bound as of the date and year first written above.



                                           Very truly yours,

                                           THE WEST COMPANY, INCORPORATED



                                   By:_________________________________
                                       William G. Little
                                       Chairman of the Board,
                                       President and Chief Executive Officer
       Accepted and agreed to:

      ______________________________
                  [NAME]